Exhibit 10.4

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (“Agreement”) is entered into by and between J. Mitchell Dolloff (“Consultant”) and Leggett & Platt, Incorporated (“Company”).

WHEREAS, prior to the Transition Date, Consultant was employed by Company as an at will employee;

WHEREAS, on the Transition Date, Consultant’s employment with Company terminated by mutual agreement of Consultant and Company due to Consultant’s desire to retire;

WHEREAS, Consultant and Company mutually desire to terminate their employment relationship on good terms and without any continuing disputes, differences, grievances, charges, complaints, or litigation between them;

WHEREAS, Company wishes to secure the services of Consultant as a consultant of Company, and Consultant wishes to render such services, upon the terms and subject the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Consultant and Company (collectively referred to as the “parties”) agree as follows:

1. Termination of Employment and Resignation. Consultant performed his regular duties with Company through May 20, 2024 (“Transition Date”), on which date (i) Consultant’s employment with Company ended and (ii) Consultant ceased serving as Company’s President and Chief Executive Officer and interim Segment President for the Specialized Segment and Consultant hereby resigns from all offices and directorships held at Company.

2. Consulting Period. The term of this Agreement and the consulting relationship between Company and Consultant shall commence at the close of business on the Transition Date and, unless this Agreement and consulting relationship established hereby are terminated as provided for herein, shall end on May 20, 2025 (such date, the “Termination Date” and such period, the “Consulting Period”). This Agreement and the consulting relationship established hereby shall terminate automatically upon the Termination Date. In addition, this Agreement and the consulting relationship established hereby may be terminated as mutually agreed by the parties at any time, or by the Company upon Consultant’s breach of any of the covenants set forth in Sections 8, 9, 10,12 and 13. If this Agreement and the consulting relationship established hereby is terminated for any reason prior to May 20, 2025, then the Company shall pay to Consultant any earned but unpaid Consulting Fee and Consultant shall not be entitled to any further payments or benefits in connection with or following the termination of this Agreement. Company shall retain all of its rights and remedies under the law or equity for any breaches of this Agreement, including Sections 8, 9, 10, 12 or 13, in addition to termination and non-payment rights for breach of these sections.

3. Services. During the Consulting Period, Consultant shall serve as Senior Advisor to the CEO, and in such position will provide services with regard to the business and operations of Company as requested by Company’s Chief Executive Officer (the “Services”). Consultant acknowledges and agrees that the Services shall be performed with the degree of skill, care and diligence expected of a professional experienced in providing the same or similar services, and using Consultant’s reasonable best efforts to promote the business and interests of Company. Consultant shall provide the Services to Company at times mutually agreed to by Consultant and Company. During the Consulting Period, Consultant shall perform the Services remotely; provided, however, that the parties acknowledge and agree that Consultant may be required to travel to other locations as may be necessary to fulfill Consultant’s duties and responsibilities hereunder. During the Consulting Period, Consultant shall comply with all applicable policies and procedures of Company.

4. Compensation; Expenses.

a. Cash Compensation. In exchange for Consultant’s execution of, compliance with, and non-revocation of this Agreement, Company shall pay Consultant a fee (the “Consulting Fee”) equal to his 2024 base salary per annum ($1,120,000) as consideration for the Services, prorated for any partial year of Services. The Consulting Fee shall be payable in substantially equal installments, biweekly over the Consulting Period in accordance with Company’s regular payroll practices.

b. Key Officers Incentive Plan. Company agrees that because Consultant’s termination of employment is due to Retirement (as defined in Company’s Key Officers Incentive Plan), then Consultant shall remain eligible to receive a bonus under the Company’s 2024 bonus program that is equal to the amount he otherwise would have received under the program had he remained employed through December 31, 2024, depending on the final 2024 plan performance results, but pro-rated to reflect his partial year of employment with Company during 2024 through the Transition Date. The bonus (if any) shall be subject to the provisions of Company’s Key Officers Incentive Plan, including the recoupment provisions of such plan, and an applicable election made by Consultant with respect to the bonus under the Company’s Deferred Compensation Program, and shall be reduced by any applicable tax withholdings and other required payroll deductions.

c. Restricted Stock Unit Awards. Company agrees that because Consultant’s termination of employment is due to Retirement (as defined in the applicable Restricted Stock Unit Award Agreement), Consultant’s Restricted Stock Unit awards will continue to vest as if Consultant had remained employed by Company on the vesting dates, as set forth in and subject to the terms of the applicable Restricted Stock Unit Award Agreement.

d. Performance Stock Unit Awards. Company agrees that because Consultant’s termination of employment is due to Retirement (as defined in the applicable Performance Stock Unit Award Agreement), Consultant’s Performance Stock Unit awards will remain outstanding and will be eligible to vest at the end of the Performance Period based on the achievement of applicable performance goals, but will be prorated to reflect the number of days Consultant was employed during the applicable performance period through the Transition Date, as set forth in and subject to the terms of the applicable Performance Stock Unit Award Agreement.

e. COBRA. Company agrees to pay Consultant the lump sum amount of COBRA benefits for a 12 month period, less withholdings and taxes, in the event he elects COBRA continuation benefits and notifies the Company of the same.

f. Vacation. Company has paid or shall pay Consultant $86,153.84, less applicable tax withholdings and other required payroll deductions, which is the value of four (4) weeks accrued, but unused, vacation time on Consultant’s final paycheck.

g. Time Share Agreement. Company and Consultant mutually agree that the Time Sharing Agreement between L&P Transportation LLC and Consultant dated April 6, 2022 terminated on the Transition Date.

h. Expenses. During the Consulting Period, Company shall reimburse Consultant for reasonable expenses in accordance with Company’s substantiation and reimbursement policies applicable to independent contractors, as in effect from time to time.

i. Benefit Plan Ineligibility. As of the close of business on the Transition Date, Consultant shall not be eligible and is not eligible to participate in any of Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, Employee Stock Unit (ESU), Deferred Compensation, Management Incentive, Key Officer Incentive, Restricted Stock Unit (RSU), or Performance Stock Unit (PSU) programs, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. Consultant acknowledges that his participating in the ESU and Deferred Compensation program ceased as of the close of business on the Transition Date, Consultant’s last day of employment. Nothing in this Section 4 shall prevent Consultant from participating in a COBRA continuation coverage program or any similar state medical, dental, and vision insurance continuation coverage program or receiving equity awards he is otherwise entitled to as a retiree, under the terms and conditions of the applicable plan and/or award agreement.

j. No Outstanding Compensation. Consultant acknowledges and agrees that, other than the payments described in this Section 4, Consultant has been paid, or Company has informed Consultant that, consistent with applicable state and federal law, and in accordance with normal company practice and timeframes, Consultant will be paid any outstanding compensation due and owing to Consultant from any source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, or other benefits, if any, which were earned and due to Consultant as of the Transition Date. Consultant further agrees that the Consulting Fees and COBRA payment described in Section 4(e) do not constitute compensation for Consultant’s time worked and services rendered through the Transition Date, but rather constitute consideration for the promises contained in this Agreement, and that such consideration is above and beyond any wages or salary or other sums to which Consultant is entitled from Company under the terms of his employment with Company, or under any contract, any policy, plan, procedure of Company, any prior agreement, understanding or arrangement between the parties and/or any law.

5. General Release. Except for any rights granted under this Agreement, Consultant, for himself, and for his successors, heirs, assigns (including his spouse, if any), executors and administrators, hereby releases, remises and forever discharges Company, its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and all of their past and present directors, officers, employees, partners, attorneys, shareholders, administrators, consultants, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, fees, liabilities and all other manner of actions whatsoever, in law or in equity, that Consultant ever had, may have had, now has or that his or her successors, heirs, assigns (including his spouse, if any), executors or administrators hereinafter can, shall or may have, whether known or unknown, liquidated or unliquidated, asserted or unasserted, suspected or unsuspected, arising out of, resulting from, and/or any way related to Consultant’s employment, the terms and/or conditions of that employment, the termination of that employment, and/or any actual or alleged act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Released Claims”).

The Released Claims include, without being limited to, any and all claims, demands and causes of action under the following laws, all as amended—the Civil Rights Acts of 1866, 1964, and 1991, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12101 et seq.; the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. Section 2000ff et seq.; the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the federal Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq.; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Equal Pay Act of 1963, 29 U.S.C. Section 206(d); the Age Discrimination in Employment Act, 29 U.S.C. Section 215(a)(3); the retaliation provision under the Fair Labor Standards Act, 29 U.S.C. Section 215(a)(3); the Missouri Human Rights Act, Mo. Rev. Stat. § 213, et seq.; the Missouri Whistleblower’s Protection Act, Mo. Rev. Stat. § 285.575; the Missouri Wages, Hours and Dismissal Rights Act, Mo. Rev. Stat. § 290.010 et seq.; the Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140; or similar state or federal laws and any other federal, state, county, municipal or other local statute, regulation, ordinance, common law, public policy or decision relating to or arising out of Consultant’s employment, including but not limited to any claim concerning discrimination, harassment, retaliation, veteran status, pay, benefits, breach of contract, wrongful discharge, whistleblowing, tort, fair credit reporting, detrimental reliance, defamation, emotional distress and/or any other aspect of employment or any other matter, as well as any claims for attorneys’ fees and/or costs.

The Released Claims do not constitute a waiver or release by Consultant of: (i) any claim arising after his execution of this Agreement, including but not limited to any rights or remedies available to Consultant to enforce this Agreement or any of its terms or conditions (including with respect to any payments or benefits under Section 4), (ii) any rights that cannot by law be released by private agreement, including Consultant’s right to receive unemployment compensation and/or workers’ compensation benefits to which Consultant may be entitled, (iii) to accrued or vested benefits Consultant may have, if any, as of the date of this Agreement under any applicable plan, policy, practice, program, contract or agreement with Company (including under Company’s 2005 Executive Stock Unit Program, as amended, Deferred Compensation Program and 401(k) plan) or (iv) to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Consultant and Company or under the bylaws, certificate of incorporation or other similar governing document of Company.

Consultant hereby agrees not to bring or participate in any class or collective action against Company or any of the Releasees that asserts, in whole or in part, any claims that arose before Consultant signed this Agreement, whether or not such claims (if brought by Consultant individually) are released by this Agreement.

Consultant acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Consultant agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

Consultant acknowledges and agrees that each of the Releasees shall be a third-party beneficiary to the release contained in this Section 5 (the “General Release”), with full rights to enforce this General Release and the matters documented herein.

6. Independent Contractor. Company and Consultant expressly agree that, during the Consulting Period, Consultant shall be an independent contractor and Consultant shall not be construed to be an employee of Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between Company and Consultant, and Consultant shall not represent that Consultant is an employee of Company. Company and Consultant agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party. Without limiting the generality of the foregoing, during the Consulting Period (i) Company shall not pay, on the account of Consultant, any unemployment tax, or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the Consulting Fees and COBRA payment described in Section 4(e) payable pursuant to this Agreement for income or employment tax purposes, and (ii) Company shall not provide Consultant with, and Consultant shall not be eligible to receive, from Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits, but other than COBRA benefits. Consultant shall be solely responsible for all taxes arising in connection with Consulting Fees or other compensation paid to Consultant under this Agreement with respect to the Services, including without limitation any and all federal, state, local and foreign income and employment taxes.

7. Savings Clause. Notwithstanding the General Release and other obligations contained herein, nothing in this Agreement shall prevent, limit or otherwise restrict Consultant from: (i) filing a charge (including a challenge to the validity of this Agreement) or complaint with or otherwise reporting possible violations of law or regulation to the Equal Employment Opportunity Commission (the “EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission (the “SEC”), a fair employment practice agency, or any other federal, state, or local governmental agency or commission (collectively “Government Agencies”); (ii) communicating with any Government Agencies or participating in any investigation or proceeding conducted by any Government Agencies, without notice to Company; or (iii) receiving an award for information provided to the SEC or any other securities regulatory agency or authority. However, by entering into this Agreement, Consultant understands and agrees that Consultant is waiving any and all rights to recover any monetary relief or other personal relief from Company, including but not limited to reinstatement and attorneys’ fees, as a result of any such proceedings, including any subsequent legal action, except where such a waiver is prohibited. In addition, Consultant acknowledges that Company has provided him notice of his immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8. Proprietary and/or Confidential Information. Consultant agrees that any sensitive, proprietary or confidential information or data relating to Company, including, without limitation, trade secrets, methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for Company, technological innovations in any stage of development, Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any executive of Company reflecting such Confidential Information, that he acquired or acquires while an employee or consultant of Company shall not be disclosed or used for Consultant’s own purposes or in a manner detrimental to Company’s interests. In addition, Consultant hereby reaffirms his existing obligations, to the fullest extent permitted by law, under any and all confidentiality agreements that he has or may have signed with Company or its affiliates.

9. Return of Information and Property. Consultant agrees to return to Company the originals and all copies (regardless of medium) of all information, files, materials, equipment, documents or other property relating to the business of Company and its affiliates, and Consultant represents that all such information and items have been returned to Company on the Transition Date.

10. Cooperation. Following the Transition Date, Consultant shall cooperate fully with Company in all matters including, but not limited to, advising Company of pending work on behalf of Company, assisting with the orderly transfer of work to other employees or representatives of Company, signing documents needed to transfer authority or otherwise, and providing information, documents, or testimony in any legal matter or investigation related to Company.

11. Consultant Affirmations.

a. Consultant affirms he has received his final paycheck, which includes payment of all wages (including overtime) and vacation payments due and owing through the Transition Date, and such payment was not made conditional upon the execution of this Agreement.

b. Consultant further affirms that he is aware of no facts (including any injuries or illnesses) which might lead to him filing a workers’ compensation claim against any Releasee, and Consultant warrants and agrees that he has not suffered any work injury that he has not previously disclosed to Company.

c. Consultant represents and warrants that he has not previously filed or joined in any claims that are released herein and that Consultant has not given, sold, or assigned any portion of any claims released herein to anyone else.

d. Consultant affirms that Consultant has not made any claims or allegations to Company related to sexual harassment, sex discrimination, or sexual abuse, and that the payment set forth in this Agreement is not related to sexual harassment, sex discrimination, or sexual abuse.

e. Consultant affirms that Consultant has not engaged in any unlawful conduct relating to the business of Company.

12. Disparaging Comments. Consultant acknowledges and agrees that he will not make any disparaging, false, or negative comments in any format, whether written, electronic or oral, to any customer, vendor or employee of Company, the media, or any other individual or entity, regarding Company or any of the Releasees, which relate to Company’s business, services, reputation, officers, employees, financial status or the relationship between Company and Consultant, or that could damage any of them in any of their business relationships. Company acknowledges and agrees that its executive officers will not make any disparaging, false, or negative comments in any format, whether written, electronic or oral, to any customer, vendor, the media, or any other individual or entity, regarding Consultant or his tenure at the Company that could damage him in any of his business relationships.

13. Restrictive Covenants. Due to Consultant’s leadership role with Company, Consultant is and was in a position of trust and confidence and has and has had access to and knowledge of valuable Confidential Information of Company, including business processes, techniques, plans and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information, that if known outside Company would cause irreparable harm to Company. In addition, Consultant had influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to Company.

During the Consulting Period and through two years after the Termination Date, Consultant agrees he will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer, supplier or vender of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies, or (iv) engage in activity that may require or inevitably will require disclosure of trade secrets, proprietary information, or Confidential Information. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which Consultant was involved during the last year of his employment or during the Consulting Period in the Restricted Territory. “Restricted Territory” means any geographic area in which any of the following occurred or existed during the last year of his employment or during the Consulting Period: (i) Consultant contacted any customer, supplier or vendor, or (ii) any customer, supplier or vendor Consultant serviced or used were located, or (iii) operations for which Consultant had responsibility sold any products, or (iv) any products Consultant designed were sold or distributed. Consultant agrees the covenants in this Section 13 are reasonable in time and scope and justified based on Consultant’s positions as Chief Executive Officer, President and interim President of the Specialized Segment of Company and receipt of the consideration specified herein. In the event Consultant violates the terms of this Section 13, the two-year term of the restrictive covenants shall be automatically extended by the period Consultant was violating any term of this Section 13 and any remaining Consulting Fees will be discontinued.

Consultant understands and agrees that the Restrictive Covenants in this Section 13 are in addition to, and do not supersede, non-compete or non-solicitation obligations contained in other Agreements between Consultant and Company, including but not limited to Consultant’s Employee Invention, Confidentiality, Non-Solicitation and Non-Interference Agreement (the “EICNN”) and the terms and conditions of the Key Officers Incentive Plan, or any applicable award agreements evidencing RSU and PSU awards.

14. Entire Agreement; Assignability; Counterparts. Except for the EICNN, and the terms and conditions of the applicable benefit policies currently in effect, and any confidentiality, non-compete or non-solicitation agreements currently in effect, this Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both parties. Consultant has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

This Agreement and the rights and obligations hereunder may not be assigned by Consultant without the prior written consent of Company. Company shall freely assign the rights and obligations hereunder without Consultant’s consent.

This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

15. Non-Admission of Liability; Attorneys’ Fees. This Agreement shall not in any way be construed as an admission by Company, its officers, agents, or Consultants, of any wrongful or unlawful act or omission whatsoever against Consultant or any other person. Company specifically disclaims any liability to, or wrongful or unlawful act or omission against Consultant or any other person on the part of itself, its officers, agents or Consultants. In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

16. Acknowledgment/Time Frames.

a. With respect to the General Release in Section 5, Consultant agrees and understands that he is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., as amended by the Older Workers Benefit Protection Act (29 U.S.C. §621 et seq.).

b. The General Release does not waive rights or claims that arise after the date the Agreement is executed.

c. Consultant acknowledges that he has read and understands the foregoing Agreement, including this Section 16, and executes it knowingly and voluntarily and without coercion.

d. Consultant acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Agreement.

e. Consultant acknowledges that he is being given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one (21) day period.

f. By signing and returning this Agreement to Company, Consultant understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7)-day period has expired without revocation. For such revocation to be effective, written notice must be received by Jennifer Davis, Leggett & Platt, Incorporated, No. 1 Leggett Road, P.O. Box 757, Carthage, Missouri 64836, facsimile number 417-358-8449, e-mail jennifer.davis@leggett.com, by no later than 12:01 a.m. on the eighth calendar day after the date by which Consultant has signed this Agreement (“Revocation Deadline”).

g. Consultant expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. This Agreement shall be valid and binding upon signature by Consultant, including signature transmitted by facsimile or electronically. However, Consultant agrees to immediately hand deliver or send a signed original of this Agreement to Company.

17. Indemnification. Consultant represents and warrants that Consultant has made no assignment of any of his claims described herein, or any part thereof, to any other person or entity. Consultant, in consideration of the payments of the sum set forth above, agrees to indemnify and hold harmless Company from any and all claims, demands, or causes of action, of any and every nature whatsoever, made by any persons or entities, whether a party to this Agreement or not, in connection with the matters made the subject of this Agreement. It is the express intent of Consultant to indemnify Company against the consequences of Consultant’s negligence and any and all acts or omissions giving rise to any causes of action, whether state or federal, and whether or not such negligence, acts, or omissions constitute the sole proximate cause of any damages sought.

Consultant further agrees to indemnify and hold Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Consultant for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Consultant by reason of any such claims, including any amounts paid by Consultant as taxes, required withholdings, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise. Company will be responsible, however, for submitting to tax authorities the applicable withholdings deducted from any payment to Consultant and for paying any Company FICA contribution and similar state or federal tax responsibilities of Company relating to the payment to Consultant while an employee of Company.

18. Governing Law and Jurisdiction. This Agreement is entered into and accepted in Carthage, Missouri. This Agreement shall be construed under and in accordance with the substantive law of the state of Missouri. Consultant irrevocably submits to the exclusive jurisdiction, including the personal jurisdiction of Consultant, of the Circuit Court for

Jasper County, Missouri or the United States District Court for the Western District of Missouri in any action or proceeding arising out of or relating to this Agreement or Consultant’s employment with Company.

19. Severability. Should any provision of this Agreement be declared or be determined by any Court of competent jurisdiction to be illegal, invalid, void, or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and any said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement.

By signing below, Consultant represents and warrants that he has full legal capacity to enter into this Agreement, has carefully read this Agreement, has had a full opportunity to review this Agreement with counsel of Consultant’s choosing, and has executed this Agreement knowingly and voluntarily, without duress, coercion or undue influence.

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PLEASE READ CAREFULLY. YOU ARE GIVING UP THE RIGHT TO RECOVER ANY MONETARY DAMAGES OR OTHER RELIEF ARISING FROM ANY KNOWN AND UNKNOWN LEGAL CLAIMS THAT YOU HAVE AGAINST COMPANY AND THE RELEASEES IDENTIFIED IN SECTION 5 BY SIGNING THIS AGREEMENT.

EXECUTED this 20th day of May, 2024.

/s/ J. Mitchell Dolloff J. MITCHELL DOLLOFF

EXECUTED this 20th day of May, 2024.

For Company:	/s/ Jennifer J. Davis
Jennifer J. Davis

Its: Executive Vice President & General Counsel

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